Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933
                          ---------------------------
                              AEROFLEX INCORPORATED
             (Exact name of registrant as specified in its charter)

              Delaware                                   11-1974412
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
     incorporation or organization)

35 South Service Road, Plainview,  New York                 11803
(Address of principal executive offices)                  (Zip Code)

                  AEROFLEX INCORPORATED 1999 STOCK OPTION PLAN
                            (Full Title of the Plan)

                            Michael Gorin, President
                              Aeroflex Incorporated
                              35 South Service Road

                            Plainview, New York 11803
                     (Name and address of agent for service)

                                 (516) 694-6700
          (Telephone number, including area code, of agent for service)
                          ---------------------------
                                    copy to:
                            Nancy D. Lieberman, Esq.
                     Blau, Kramer, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820
                          ---------------------------
                         CALCULATION OF REGISTRATION FEE

================================================================================================
    Title of Each                       Proposed Minimum     Proposed Maximum
 Class of Securities    Amount to be   Offering Price Per   Aggregate Offering      Amount of
  To be Registered       Registered       Security (1)          Price (1)       Registration Fee
------------------------------------------------------------------------------------------------
  Common Stock,
   par value $.10      900,000 shs.(2)      $39.0625           $35,156,250            $9,774
    per share
================================================================================================

(1) Estimated solely for the purpose of calculating the registration  fee, based upon the last reported sales price of the Company's Common Stock on the New York
Stock Exchange on February 28, 2000.
(2) The Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become issuable  pursuant to anti-dilution  and adjustment provisions of the Plan.
================================================================================================

                              AEROFLEX INCORPORATED

                        SUMMARY OF AEROFLEX INCORPORATED
                       1999 STOCK OPTION PLAN, AS AMENDED


     In August 1999, in order to attract and retain persons necessary for the success of the Company, the Company adopted the Aeroflex Incorporated 1999 Stock Option Plan (the "Plan"). The Plan was approved by the Company's stockholders on January 6, 2000. The Plan, as amended, covers up to 900,000 shares of the Company's Common Stock, pursuant to which directors, officers and employees of, and consultants to, the Company and its subsidiaries and affiliates, are eligible to receive non-qualified stock options. Shares of Common Stock issued upon the exercise of options granted pursuant to the Plan will generally be from the Company's authorized but unissued shares or treasury shares. The Plan, which expires on August 10, 2009, will be administered by the Board of Directors or a committee designated by the Board of Directors (the "Committee") consisting of two or more members of the Board all of whom shall be non-employee directors. Members of each class of the Board of Directors are elected every three years for three year terms by the stockholders of the Company. Members of the Committee which administers the Plan may be removed or replaced at any time by the Board of Directors. The selection of participants, allotments of shares, determination of price and other conditions relating to options will be determined by the Board of Directors, or the Committee, in its sole discretion, subject to the limitations of the Plan.

     The Plan may be amended, suspended or terminated by the Board of Directors or the Committee.

     Stock options granted under the Plan are exercisable for a period of up to ten years from the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of the grant.

     Options granted pursuant to the Plan may not be sold, pledged, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution or, to the extent permitted by the Board or the Committee, to (i) a member or members of the optionee's family, (ii) a trust, (iii) a family limited partnership, or (iv) a similar estate planning vehicle primarily for members of the optionee's family.

     If any optionee ceases to serve as an employee of the Company, he may, but only within two (2) years after the date he ceases to be an employee of the Company, exercise his options to the extent that he was entitled to exercise it as of the date of such termination. To the extent that he was not entitled to exercise an option at the date of such termination, or he does not exercise such option (which he was entitled to exercise) within the time specified herein, such option shall terminate. Notwithstanding the foregoing, in the event of the death of an optionee (i) while an employee of the Company, any parent corporation of the Company or any subsidiary, or (ii) within two years after termination of all employment with the Company, any parent corporation of the Company and any subsidiary (other than for total disability) or (iii) within five years after termination on account of total disability of all employment with the Company, any parent corporation of the Company and any subsidiary, such optionee's estate or any person who acquires the right to exercise such option by bequest or inheritance or by reason of the death of the optionee may exercise such optionee's Option at any time within the period of five years from the date of death. In the case of clauses (i) and (iii) above, such Option shall be exercisable in full for all the remaining shares covered thereby, but in the case of clause (ii) such Option shall be exercisable only to the extent it was exercisable on the date of such termination. In no case is an option exercisable after its expiration date.

     In the event of a Change in Control (as defined in the Plan) of the Company, at the option of the Board or the Committee, (a) all options outstanding on the date of such Change in Control shall become immediately and fully exercisable, and (b) an optionee will be permitted to surrender for cancellation within sixty (60) days after such Change in Control any option or portion of an option which was granted more than six (6) months prior to the date of such surrender, to the extent not yet exercised, and to receive a cash payment in an amount equal to the excess, if any, of the Fair Market Value (on the date of surrender) of the shares of Common Stock subject to the option or portion thereof surrendered, over the aggregate purchase price for such Shares.

     The Company's reports and registration statements filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended ("Exchange Act") are incorporated by reference herein and these documents, as well as the Company's annual report to shareholders, its latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and additional information about the Plan and its administration, are available upon written or oral request from the Treasurer of the Company, at the Company's offices at 35 South Service Road, Plainview, New York 11803, (516)694-6700. The Company does not intend to furnish any reports to participating employees as to the amount and status of their options under this Plan.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the Federal income tax consequences as of the date hereof with respect to options exercised with cash or Common Stock or a combination of cash and Common Stock. This description of the Federal income tax consequences is based upon law and Treasury interpretations in effect on the date of this Prospectus (including Proposed and Temporary regulations which may be changed when finalized), and it should be understood that this summary is not exhaustive, that the law may change, and further that special rules may apply with respect to situations not specifically discussed herein. Careful attention should also be given to state and local tax consequences. As such you are urged to consult with your own qualified tax advisor.

     Exercise of Non-Qualified Options with Cash

     No taxable income will be realized by the optionee upon the grant of a non-qualified option. On exercise, the excess of the fair market value of the stock at the time of exercise over the option price of such stock will be compensation and (i) will be taxable at ordinary income tax rates in the year of exercise, (ii) will be subject to withholding for Federal income tax purposes, and (iii) generally will be an allowable income tax deduction to the Company. The optionee's tax basis for stock acquired upon exercise of a non-qualified option will be equal to the option price paid for the stock plus any amounts included in income as compensation. Upon the sale of shares acquired pursuant to exercise of a non-qualified option, the optionee will have long-term or short-term capital gain or loss depending on the holding period.

     If the optionee is subject to restrictions under Section 16(b) of the Exchange Act ("Section 16(b) restrictions") at exercise, (i) he will not be taxed at the time of exercise, and will instead be taxed when the Section 16(b) restrictions lapse (which is deemed under Treasury regulations to be six months after the date of issuance of the shares), based on the excess (if any) at that time or, if earlier, at the time of the sale of such shares, of the fair market value of the shares received over the option price, and (ii) the holding period for purposes of determining entitlement to long-term or short-term capital gain or loss, as the case may be, will commence on the earlier of the date of sale of such shares or the date that the Section 16(b) restrictions lapse. However, such an optionee may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended ("Code") to be taxed at the time of exercise of the option, based on the excess (if any) at the time of exercise of the fair market value of the shares received over the option price, in which event the holding period will commence on the date of transfer. Optionees who are subject to Section 16(b) restrictions should consult a qualified tax advisor regarding the advisability of a Section 83(b) election, which must be made within 30 days following the exercise of the shares.

     Exercise of Non-Qualified Options with Common Stock

     Based on a 1980 Revenue Ruling, if shares previously acquired other than upon exercise of an incentive stock option are surrendered in full or partial payment of the exercise price of a non-qualified option, then no gain or loss will be recognized by the optionee, on the date of exercise, for the shares which have an aggregate fair market value equal to the aggregate fair market value of the shares surrendered ("Replacement Shares"). The optionee will have a basis in the Replacement Shares equal to the basis of the shares surrendered, and the optionee's holding period (for purposes of determining entitlement to long-term capital gain or loss treatment on a subsequent disposition of the Replacement Shares) will generally include the period during which the surrendered shares were held.

     To the extent that the optionee receives shares in addition to the Replacement Shares on such exercise ("Additional Shares"), then (i) the excess of the fair market value of all of the shares received over the sum of the fair market value of the shares surrendered plus any cash payments made by the optionee on the exercise of the option will be treated as compensation taxable as ordinary income (and subject to withholding), (ii) the optionee's basis in such Additional Shares will be equal to the sum of the amount taxed as ordinary income on exercise plus the amount of any cash payments made on exercise, and
(iii) the holding period for such Additional Shares (for purposes of determining entitlement to long-term or short-term capital gain or loss treatment on a subsequent disposition of the Additional Shares) will begin when such Additional Shares are issued to the optionee.

     In the absence of new published rulings to the contrary, it would appear that rules similar to those that apply under the 1980 Revenue Ruling would apply to the exercise of a non-qualified option using shares previously acquired by exercising an incentive stock option. Based on the 1980 Revenue Ruling, the exercise of a non-qualified option using shares previously acquired by exercising an incentive stock option would not result in a "disqualifying disposition" of such shares.

     Information Reporting

     Pursuant to applicable tax regulations, the Company will provide to each optionee and to the appropriate tax authorities information regarding the exercises of non-qualified options on Form W-2.

               RESTRICTION ON REOFFERS OR RESALES OF COMMON STOCK
                          ACQUIRED PURSUANT TO THE PLAN

     Participants in the Plan who receive shares of the Company's Common Stock pursuant to the exercise of options may from time to time sell all or a part of such Common Stock. In some instances, there may be restrictions on the amount and manner of such sales by reason of pertinent provisions of the securities laws and the rules thereunder. Optionees should consult with legal counsel about the securities law implications of the exercise of options and the acquisition or disposition of shares of Common Stock under the Plan.

     Pursuant to Section 16(b) of the Exchange Act, if an optionee, while an officer, director or ten percent (10%) stockholder of the Company, (i) acquires any equity security of the Company (other than Shares of Common Stock acquired under the Plan or another stock option plan of the Company if the exercise price of the option pursuant to which such shares of Common Stock were acquired does not exceed the fair market value thereof at the time of exercise), and (ii) within six months before or after such acquisition sells any equity security of the Company, including Common Stock acquired under the Plan, then such optionee will be required to repay to the Company any profit attributable to the two transactions. Further, reoffers and resales of Common Stock received pursuant to the Plan by participants who are "affiliates" of the Company must be made pursuant to a separate prospectus or pursuant to the provisions of Rule 144 under the Securities Act or pursuant to another applicable exemption from the registration requirements of the Securities Act. Such reoffers or resales may not be made pursuant to this Prospectus.

     In the event of any inconsistency between this summary and the Plan, the terms of the Plan shall govern.

     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.
          ---------------------------------------

     The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) and (b) below:

          (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

          (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarters ended September 30, 1999 and December 31, 1999;

          (c) The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No. 1-8037), including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.
          -------------------------

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

     Harvey R. Blau, a member of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C. ("BKW&L") is Chairman of the Board and Chief Executive Officer of the Registrant. As of February 28, 2000, Mr. Blau owns 324,417 shares of
Common Stock, including 4,651 shares held by the Blau, Kramer, Wactlar & Lieberman, P.C. Profit Sharing Plan and 204,058 shares owned by his wife, as to which Mr. Blau has disclaimed beneficial ownership, as well as options to purchase 1,000,000 shares of Common Stock granted to Mr. Blau pursuant to the Registrant's various stock option plans.

Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

     Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

          If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

          The officers and directors of the Registrant are covered by officers' and directors' liability insurance. The policy coverage is $25,000,000 which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $250,000. The Registrant has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 7.   Exemption from Registration Claimed.
          -----------------------------------
          Not applicable.

Item 8.   Exhibits.
          --------

          4.1  1999 Stock Option Plan, as amended.

          5    Opinion and consent of Blau, Kramer, Wactlar & Lieberman, P.C.

          23.1 Consent of Blau, Kramer, Wactlar & Lieberman, P.C. - included in their opinion filed as Exhibit 5.

          23.2 Consent of KPMG LLP.

          24   Powers of Attorney.

 Item 9.  Undertakings.
          ------------

          (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
               (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plainview, New York on the 29th day of February, 2000.

                         AEROFLEX INCORPORATED


                         By: /s/ Michael Gorin
                             -----------------------------
                             Michael Gorin
                             President and Director (Chief Financial Officer and Principal Accounting Officer)

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on February 29, 2000 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Michael Gorin and Leonard Borow, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Aeroflex Incorporated to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Signature                    Title
          ---------                    -----

 /s/ Harvey R. Blau             Chairman of the Board
     Harvey R. Blau             (Chief Executive Officer)

 /s/ Michael Gorin              President and Director
     Michael Gorin              (Chief Financial Officer and Principal
                                Accounting Officer)

 /s/ Leonard Borow              Executive Vice President, Secretary and Director
     Leonard Borow              (Chief Operating Officer)

 /s/ Paul Abecassis             Director
     Paul Abecassis

 /s/ Milton Brenner             Director
     Milton Brenner

 /s/ Ernest E. Courchene, Jr.   Director
     Ernest E. Courchene, Jr.

 /s/ Donald S. Jones            Director
     Donald S. Jones

 /s/ Eugene Novikoff            Director
     Eugene Novikoff

 /s/ John S. Patton             Director
     John S. Patton

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



================================================================================

                              AEROFLEX INCORPORATED

================================================================================



                         Form S-8 Registration Statement


--------------------------------------------------------------------------------

                           E X H I B I T    I N D E X

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                                                          Page No. in Sequential

Exhibit                                                  Numbering of all Pages,
Number        Exhibit Description                        including Exhibit Pages
-------       -------------------                        -----------------------
4.1    1999 Stock Option Plan, as amended. . . . . . .            1

5      Opinion and Consent of Counsel. . . . . . . . .            6

23.1   Consent of Counsel. . . . . . . . . . . . . . .       See Exhibit 5

23.2   Consent of KPMG LLP . . . . . . . . . . . . . .            7

24     Powers of Attorney. . . . . . . . . . . . . . .       See signature page